Exhibit 99.1

STAAR Surgical Reports First Quarter 2020 Results

LAKE FOREST, CA, May 6, 2020 --- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, today reported financial results for the first quarter ended April 3, 2020.

First Quarter 2020 Overview

•	Net Sales of $35.2 Million Up 8% from the Prior Year Quarter
•	ICL Sales of $29.3 Million Up 6% and Units Up 9% from the Prior Year Quarter
•	Gross Margin at 70.4% vs. 74.2% in the Prior Year Quarter
•	Net Loss Approximately Breakeven per Share vs. Prior Year Quarter Net Income of $0.03 per Share
•	Cash and Cash Equivalents Ended the Quarter at $110.9 Million.

“On April 13, 2020, we reported on the state of STAAR’s business and our projections for Q1 revenue at $34.9 million. We also estimated at that time a negative impact on revenue of approximately $4.0 million from COVID-19. We are pleased to have improved on that initial estimate and to report continuing strength in our largest markets in Asia in April. The offset is a significant winding down or pause of implants in COVID-19 hotspots in Europe, North America, Latin America, the Middle East and smaller Asian markets that will challenge us until there is a re-start which results in steady and improving volume in surgeons’ offices. In discussions with our impacted surgeon partners, it is clear that there is a strong desire to resume refractive surgery quickly once elective procedures are allowed by local public health authorities. We expect that Q2 will be negatively impacted by the markets that are just returning to re-open their clinics and practices in late May into June. We started 2020 off with the highest ICL sales and unit growth experienced in the last five years for a January. In our major markets which remained open that trend continued into the middle of March. The large Asian markets, China, Japan and South Korea are all growing well now. Unless there is another forced closure or challenging COVID-19 scenario for surgeons and patients beyond Q2, we fully expect to resume the double-digit growth outlook originally targeted in Q3 and Q4,” said Caren Mason, President and CEO of STAAR Surgical.

Financial Overview – Q1 2020

Net sales were $35.2 million for the first quarter of 2020, up 8% compared to $32.6 million reported in the prior year quarter. The sales increase was driven by ICL revenue and unit growth of 6% and 9%, respectively. Other Product Sales increased 22% compared to the prior year quarter. ICL revenue was 83% of total Net sales for the first quarter of 2020.

Gross profit margin for the first quarter of 2020, was 70.4% compared to the prior year period of 74.2%. The decrease in gross margin for the quarter is primarily due to the increased mix of injector part sales which carry a lower margin and period costs associated with manufacturing expansion projects.

Operating expenses for the first quarter were $25.9 million compared to the prior year quarter of $22.6 million. General and administrative expenses were $8.0 million compared to the prior year quarter of $6.8 million. The increase in general and administrative expenses was due to increased headcount and salary-related expenses, increased tax consulting costs, and increased facilities costs. Marketing and selling expenses were $11.0 million compared to the prior year quarter of $10.1 million. The increase in marketing and selling expenses was due to increased advertising and promotional activities and increased headcount and salary-related expenses, partially offset by decreased travel expense. Research and development expenses were $6.9 million compared to the prior year quarter of $5.6 million. The increase in research and development expenses was due to increased clinical expenses associated with our EVO clinical trial in the U.S., increased quality validation expenses, and an increase in headcount and salary-related expenses.

Net loss for the first quarter of 2020 was ($0.1) million or approximately ($0.00) per diluted share compared with net income of $1.4 million or $0.03 per diluted share for the prior year quarter. Adjusted Net Income for the first quarter of 2020 was $1.9 million or $0.04 per diluted share compared to $4.3 million or $0.09 per diluted share for the prior year quarter. The reconciliation between GAAP and non-GAAP financial information is provided in the financial tables included with this release.

Cash, cash equivalents and restricted cash at April 3, 2020 totaled $110.9 million, compared to $120.0 million at the end of fiscal 2019. The Company had $1.3 million drawn on its line of credit in Japan and no other debt at April 3, 2020. During the first quarter of 2020, the Company used $8.2 million in cash for operations primarily associated with changes in working capital, invested $2.2 million in property and equipment and reduced the balance on its line of credit by $0.5 million. These uses of cash were partially offset by $1.3 million in cash from financing activities, primarily stock option exercises. The Company believes its cash balances and operating cash flows, including anticipated cost containment measures, will provide sufficient liquidity for the next 12 months and beyond.

Conference Call

The Company will host a conference call and webcast today, Wednesday, May 6 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss its financial results and operational progress. To access the conference call (Conference ID 8879484), please dial 866-209-9722 for domestic participants and 825-312-2235 for international participants. The live webcast can be accessed from the investor relations section of the STAAR website at www.staar.com.

A taped replay of the conference call (Conference ID 8879484) will be available beginning approximately one hour after the call’s conclusion for seven days. This replay can be accessed by dialing 800-585-8367 for domestic callers and 416-621-4642 for international callers. An archived webcast will also be available at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance. “Adjusted Net Income” and “Adjusted Net Income Per Share” exclude the following items that are included in “Net Income” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): gain or loss on foreign currency transactions, stock-based compensation expenses, and valuation allowance adjustments.  Management believes that “Adjusted Net Income” and “Adjusted Net Income per share” are useful to investors in gauging the outcome of the key drivers of the business performance:  the ability to increase sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which management has control.

Management has also excluded gains and losses on foreign currency transactions because of the significant fluctuations that can result from period to period as a result of market driven factors. Stock-based compensation expenses consist of expenses for stock options and restricted stock under the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718.  Valuation allowance adjustments can occur from time to time based on forecasted changes in operating results until all net operating loss carryforwards are fully utilized.  In calculating Adjusted Net Income and Adjusted Net Income Per Share, STAAR excludes these expenses because they are non-

cash expenses and because of the considerable judgment involved in calculating their values.  In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

The Company also uses Constant Currency as a Non-GAAP financial measure to exclude the effects of currency fluctuations on net sales. The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on the Company’s results when reported in U.S. dollars. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the "constant currency" rate to sales or expenses in the current period as well. Because changes in currency are outside of the control of the Company and its managers, management finds this non-GAAP measure useful in determining the long-term progress of its initiatives and determining whether its managers are achieving their performance goals. The Company believes that the non-GAAP constant-currency sales results measures provided in this press release are similarly useful to investors to give insight on long term trends in the Company's performance without the external effect of changes in relative currency values. The table below shows sales results calculated in accordance with GAAP, the effect of currency, and the resulting non-GAAP measure expressed in constant currency.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”, which includes the EVO Visian ICL™ product line. More than 1,000,000 Visian® ICLs have been implanted to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: www.discovericl.com.  Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: any financial projections, plans, strategies, and objectives of management for 2020 or prospects for achieving such plans, expectations for sales, revenue, or earnings, the expected impact of the COVID-19 pandemic and related public health measures (including but not limited to its impact on sales, operations or clinical trials globally), product safety or effectiveness, the status of our pipeline of ICL products with regulators, including our EDOF lens for Presbyopia and our EVO family of lenses in the U.S., and any statements of assumptions underlying any of the foregoing, including those relating to our product pipeline and market expansion activities. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties related to the COVID-19 pandemic and related public health measures, as well as the factors set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2020, and Annual Report on Form 10-K for the year ended January 3, 2020 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: global economic conditions; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before approval, or to take enforcement action; international trade disputes; and the willingness of surgeons and patients to adopt a new or improved product and procedure. The Visian ICL with CentraFLOW, now known as EVO Visian ICL, is not yet approved for sale in the United States.

CONTACT:Investors & Media

Brian Moore

Vice President, Investor, Media Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com

Consolidated Balance Sheets

(in 000's)

Unaudited

ASSETS	April 3, 2020	January 3, 2020
Current assets:
Cash and cash equivalents	$110,851	$119,968
Accounts receivable trade, net	34,492	30,996
Inventories, net	17,565	17,142
Prepayments, deposits, and other current assets	9,168	6,560
Total current assets	172,076	174,666
Property, plant, and equipment, net	20,184	17,065
Finance lease right-of-use assets, net	717	1,867
Operating lease right-of-use assets, net	6,038	6,684
Intangible assets, net	287	296
Goodwill	1,786	1,786
Deferred income taxes	5,112	3,750
Other assets	588	751
Total assets	$206,788	$206,865

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$1,316	$1,827
Accounts payable	9,507	8,050
Obligations under finance leases	557	560
Obligations under operating leases	2,531	2,700
Allowance for sales returns	3,761	3,644
Other current liabilities	12,230	17,697
Total current liabilities	29,902	34,478
Obligations under finance leases	132	366
Obligations under operating leases	3,612	4,086
Asset retirement obligations	210	211
Pension liability	7,965	7,840
Total liabilities	41,821	46,981

Stockholders' equity:
Common stock	451	448
Additional paid-in capital	309,480	304,288
Accumulated other comprehensive loss	(3,026)	(3,048)
Accumulated deficit	(141,938)	(141,804)
Total stockholders' equity	164,967	159,884
Total liabilities and stockholders' equity	$206,788	$206,865

Consolidated Statements of Operations

(In 000's except for per share data)

Unaudited

	Three Months Ended
	% of		% of		Fav (Unfav)
	Sales	April 3, 2020	Sales	March 29, 2019	Amount	%
Net sales	100.0%	$35,187	100.0%	$32,583	$2,604	8.0%

Cost of sales	29.6%	10,427	25.8%	8,403	(2,024)	-24.1%

Gross profit	70.4%	24,760	74.2%	24,180	580	2.4%

Selling, general and administrative expenses:
General and administrative	22.6%	7,969	21.0%	6,837	(1,132)	-16.6%
Marketing and selling	31.4%	11,028	31.1%	10,143	(885)	-8.7%
Research and development	19.6%	6,898	17.3%	5,635	(1,263)	-22.4%
Total selling, general, and administrative expenses	73.6%	25,895	69.4%	22,615	(3,280)	-14.5%

Operating income (loss)	-3.2%	(1,135)	4.8%	1,565	(2,700)	-172.5%

Other income (expense):
Interest income, net	0.6%	216	0.8%	271	(55)	-20.3%
Loss on foreign currency transactions	-1.3%	(468)	-0.7%	(248)	(220)	-88.7%
Royalty income	0.2%	94	0.5%	171	(77)	-45.0%
Other income, net	0.0%	1	0.3%	97	(96)	-99.0%
Total other income (expense), net	-0.5%	(157)	0.9%	291	(448)	-154.0%

Income (loss) before provision for income taxes	-3.7%	(1,292)	5.7%	1,856	(3,148)	-169.6%

Provision (benefit) for income taxes	-3.3%	(1,158)	1.5%	489	1,647	336.8%

Net income (loss)	-0.4%	$(134)	4.2%	$1,367	$(1,501)	-109.8%

Net income (loss) per share - basic		$-		$0.03
Net income (loss) per share - diluted		$-		$0.03

Weighted average shares outstanding - basic		44,953		44,235
Weighted average shares outstanding - diluted		44,953		46,913

Consolidated Statements of Cash Flows

(in 000's)

Unaudited

	Three Months Ended

	April 3, 2020	March 29, 2019
Cash flows from operating activities:
Net income (loss)	$(134)	$1,367
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	766	1,222
Amortization of long-lived intangibles	9	8
Deferred income taxes	(1,369)	79
Change in net pension liability	173	119
Stock-based compensation expense	2,921	2,641
Loss on disposal of property and equipment	3	-
Provision for sales returns and bad debts	80	(34)
Inventory provision	336	455
Changes in working capital:
Accounts receivable	(3,462)	(554)
Inventories	(491)	(7)
Prepayments, deposits and other current assets	(2,446)	(2,317)
Accounts payable	907	(185)
Other current liabilities	(5,464)	(2,063)
Net cash provided by (used in) operating activities	(8,171)	731

Cash flows from investing activities:
Acquisition of property and equipment	(2,185)	(2,203)
Increase in patents and licenses	-	(30)
Net cash used in investing activities	(2,185)	(2,233)

Cash flows from financing activities:
Repayment on line of credit	(505)	(499)
Repayment of finance lease obligations	(236)	(365)
Proceeds from vested resricted stock and exercise of stock options	2,005	624
Net cash provided by (used in) financing activities	1,264	(240)

Effect of exchange rate changes on cash and cash equivalents	(25)	(24)

Decrease in cash and cash equivalents	(9,117)	(1,766)
Cash, cash equivalents and restricted cash, at beginning of the period	119,968	103,999
Cash, cash equivalents and restricted cash, at end of the period	$110,851	$102,233

Reconciliation of Non-GAAP Financial Measure

Adjusted Net Income (Loss) and Net Income (Loss) Per Share

(in 000's)

Unaudited

	Three Months Ended

	April 3, 2020	March 29, 2019
Net income (loss) (as reported)	$(134)	$1,367
Less:
Foreign currency impact	468	248
Stock-based compensation expense	2,921	2,641
Valuation allowance adjustment	(1,369)	-
Net income (adjusted)	$1,886	$4,256

Net income (loss) per share, basic (as reported)	$-	$0.03
Foreign currency impact	0.01	0.01
Stock-based compensation expense	0.06	0.06
Valuation allowance adjustment	(0.03)	-
Net income per share, basic (adjusted)	$0.04	$0.10

Net income (loss) per share, diluted (as reported)	$-	$0.03
Foreign currency impact	0.01	0.01
Stock-based compensation expense	0.06	0.05
Valuation allowance adjustment	(0.03)	-
Net income per share, diluted (adjusted)	$0.04	$0.09

Weighted average shares outstanding - Basic	44,953	44,235
Weighted average shares outstanding - Diluted	47,131	46,913

Note:  Net income per share (adjusted), basic and diluted, may not add due to rounding

STAAR Surgical Company

Reconciliation of Non-GAAP Financial Measure

Constant Currency Sales

(in 000's)

Unaudited

	Three Months Ended
		Effect of	Constant		As Reported		Constant Currency
Sales	April 3, 2020	Currency	Currency	March 29, 2019	$ Change	% Change	$ Change	% Change
ICL	$29,340	$101	$29,441	$27,786	$1,554	5.6%	$1,655	6.0%

IOL	3,994	-	3,994	4,017	(23)	-0.6%	(23)	-0.6%
Other	1,853	-	1,853	780	1,073	137.6%	1,073	137.6%
Other Products	5,847	-	5,847	4,797	1,050	21.9%	1,050	21.9%

Total Sales	$35,187	$101	$35,288	$32,583	$2,604	8.0%	$2,705	8.3%